Exhibit 99.(g)

INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”), dated as of September     , 2013, between Center Coast MLP & Infrastructure Fund, a Delaware statutory trust (the “Trust”), and Center Coast Capital Advisors, LP, a Delaware limited partnership (the “Adviser”).

WHEREAS, the Trust is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has agreed to furnish investment advisory services to the Trust;

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Adviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.             Appointment and Agreement. The Trust will employ the Adviser to act as the investment adviser of the Trust and to furnish the management and investment advisory services described below, subject to the policies of, review by and overall control of the Board of Trustees of the Trust (the “Board of Trustees”), for the period and on the terms and conditions set out in this Agreement.  The Adviser accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations set out in this Agreement for the compensation provided for in this Agreement. The Adviser for all purposes in this Agreement will be deemed to be an independent contractor and, unless otherwise expressly provided or authorized in this Agreement, will have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2.             Duties and Obligations of the Adviser.

(a)           Management of the Trust. The Adviser will:

(i)                                     perform, or arrange for others to perform, the management services  necessary for the operation of the Trust;

(ii)                                  provide the Trust with office space, facilities, equipment and necessary personnel (which may be its own) and such other services as the Adviser, subject to review by the Board of Trustees, from time to time will determine to be necessary or useful to perform its obligations under this Agreement; and

(iii)                               conduct, on behalf of the Trust, affairs with custodians, depositories, transfer agents, pricing agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable.

(b)           Investment Advisory Services.  The Adviser will, subject to the oversight and direction of the Board of Trustees, conduct a continual program of investment and reinvestment of the Trust’s assets. The Adviser will manage the Trust’s assets in accordance with the investment objective, policies and restrictions of the Trust, as set forth in its prospectus and statement of additional information and as may be modified from time to time by the Board, including determining what portion of such assets will be invested or held uninvested in cash or cash equivalents from time to time.  The Adviser is authorized, in its sole discretion, to:

(i)                                     obtain and evaluate pertinent information relating to the economy, financial markets and the Trust’s current or potential investments;

(ii)                                  make investment decisions for the Trust;

(iii)                               place purchase and sale orders for portfolio transactions on behalf of the Trust, lend securities and manage otherwise uninvested cash assets of the Trust;

(iv)                              execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Adviser’s management of the assets of the Trust (in such respect, and only for this limited purpose or to the extent expressly stated elsewhere in this Agreement, the Adviser will act as the Trust’s agent and attorney-in-fact);

(v)                                 employ professional portfolio managers and securities analysts who provide research services to the Trust;

(vi)                              make decisions with respect to the use by the Trust of borrowing for leverage or other investment purposes and the use of derivative instruments (whether for hedging or investment purposes) b the Trust;

(vii)                           vote proxies relating to securities held by the Trust and make decisions with respect to waivers, consents and amendments to the terms of securities held by the Trust; and

(viii)                        take such action as is appropriate to effectively manage the Trust’s investment practices.

(c)           Administrative Services.  The Adviser will, subject to the supervision of the Board of Trustees, perform various administrative services for the

Trust (other than such services, if any, provided by the Trust’s custodian, transfer agent, administrator, fund accounting agent, and dividend disbursing agent and other service providers). To the extent requested by the Trust, the Adviser agrees to provide or cause others to provide the following administrative services at the Trust’s expense:

(i)                                     preparing general shareholder communications, including shareholder reports;

(ii)                                  conducting shareholder relations;

(iii)                               maintaining the Trust’s existence and its records;

(iv)                              during such times as shares are publicly offered, maintaining the registration and qualification of the Trust’s shares under federal and state law;

(v)                                 investigating the development of and developing and implementing, if appropriate, management and shareholder services designed to enhance the value or convenience of the Trust as an investment vehicle;

(vi)                              overseeing the determination and publication of the Trust’s net asset value in accordance with the Trust’s policy as adopted from time to time by the Board of Trustees;

(vii)                           overseeing the preparation and filing of the Trust’s federal, state and local income tax returns and any other required tax returns;

(viii)                        reviewing the appropriateness of and arranging for payment of the Trust’s expenses, including fees paid to the Trust’s service providers;

(ix)                              preparing (or overseeing the preparation) for review and approval by officers of the Trust financial information for the Trust’s semi-annual and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to Trust shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

(x)                                 preparing (or overseeing the preparation) for review by an officer of the Trust the Trust’s periodic financial reports required to be filed with the SEC on Form N-SAR, N-CSR, N-PX, N-Q and such other reports, forms and filings, as may be mutually agreed upon;

(xi)                              preparing reports relating to the business and affairs of the Trust as may be mutually agreed upon and not otherwise appropriately prepared by the Trust’s custodian, counsel or auditors;

(xii)                           preparing (or overseeing the preparation of) such information and reports as may be required by any stock exchange or exchanges on which the Trust’s shares are listed;

(xiii)                        making such reports and recommendations to the Board of Trustees concerning the performance and fees of the Trust’s custodian, transfer agent, administrator and dividend disbursing agent as the Board of Trustees may reasonably request or deems appropriate;

(xiv)                       reviewing implementation of any share purchase programs authorized by the Board of Trustees;

(xv)                          determining the amounts available for distribution as dividends and distributions to be paid by the Trust to its shareholders;

(xvi)                       preparing and arranging for the printing of dividend notices to shareholders;

(xvii)                    providing the Trust’s dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Trust’s dividend reinvestment plan;

(xviii)                 preparing such information and reports as may be required by any party from which the Trust borrows funds;

(xix)                       providing such assistance to the custodian and the Trust’s counsel and auditors as generally may be required to properly carry on the business and operations of the Trust; and

(xx)                          assisting in the preparation and filing of Forms 3, 4, and 5 pursuant to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), and Section 30(f) of the 1940 Act for the officers and Trustees of the Trust, such filings to be based on information provided by those persons.

The Trust will reimburse the Adviser for all out-of-pocket expenses incurred by it in connection with the performance of the administrative services described in this paragraph 2(c).

(d)           All services are to be furnished through the medium of any directors, officers or employees of the Adviser or its affiliates as the Adviser deems appropriate in order to fulfill its obligations hereunder.

3.             Covenants. In performing its duties under this Agreement, the Adviser:

(a)           shall at all times conform to, and act in accordance with, any requirements imposed by:  (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and all applicable Rules and Regulations of the SEC; (ii) any other applicable provision of law; (iii) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objective and policies of the Trust as set forth in its Registration Statement on Form N-2; and (v) any policies and determinations of the Board of Trustees of the Trust;

(b)           will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust, and the Trust’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Adviser may be exposed to civil  or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust, notwithstanding the foregoing, the Adviser may use performance data it generates in connection with the Trust for its track record and the name of the Trust to identify such performance;

(c)           will maintain a written code of ethics (the “Code of Ethics”) pursuant to Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Trust, and will institute procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics. The Adviser will follow such Code of Ethics in performing its services under this Agreement;

(d)           will maintain a compliance policies and procedures adopted pursuant to Rule 206(4)-7 under the Advisers Act, a copy of which will be provided to the Trust, and follow such compliance policies and procedures in performing its services under this Agreement; and

(e)           will cooperate with the chief compliance officer of the Trust in connection with the implementation and operation of the Trust’s compliance policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act, and will prepare necessary reports and provide the Trust’s chief compliance officer with access to information reasonably necessary for the Trust to comply with Rule 38a-1.

4.             Portfolio Transactions.

(a)           The Adviser will take all actions that it considers necessary to implement the investment policies of the Trust, and, in particular, to place all orders for the purchase or sale of securities or other investments for the Trust with brokers or dealers the Adviser, in its sole discretion, selects. To that end, the Adviser is authorized as the Trust’s agent to give instructions to the Trust’s custodian as to deliveries of securities or other investments and payments of cash for the Trust’s account. In connection with the selection of brokers or dealers and the placement of purchase and sale orders, the Adviser is subject to the supervision of the Board of Trustees and is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Board of Trustees, as may be amended from time to time, and is subject to provisions (b), (c) and (d) of this Section 4.

(b)           In placing orders, the Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Adviser may select brokers on the basis of the research, statistical and pricing services they provide to the Trust and other clients of the Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Adviser to the Trust and its other clients and that the total commissions paid by the Trust will be reasonable in relation to the benefits to the Trust over the long-term.  In no instance, however, will the Trust’s securities be purchased from or sold to the Adviser, or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law.

(c)           At the request of the Board of Trustees of the Trust, the Adviser will identify and provide a written description to the Board of Trustees of “soft dollar” arrangements that the Adviser maintains with respect to the Trust or with brokers or dealers that execute transactions for the Trust, and of research and other services provided to the Adviser by a broker or dealer (whether prepared by such broker or dealer or by a third party) as a result, in whole or in part, of the direction of Trust transactions to the broker or dealer.

(d)           When the Adviser deems the purchase or sale of a security or other financial instrument to be in the best interests of both the Trust and other client accounts or portfolios that the Adviser manages, the Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Trust with similar orders being made on the same day for other client accounts or portfolios that the Adviser manages. When an order is so aggregated, the Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or the transaction is effected on a basis that the Adviser reasonably considers equitable and consistent with its fiduciary obligations to the Trust and its other clients, subject at all times to the allocation policies and procedures of the Trust. The Adviser and the Trust recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Trust.

(e)           From time to time, the Adviser or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Adviser’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy. Where one of the parties is an advisory client, the Adviser or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent. This is because in a situation where the Adviser is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Adviser or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Adviser’s part regarding the advisory client. The SEC has adopted a rule under the Advisers Act, which permits the Adviser or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the Trust authorizes the Adviser or its affiliates to participate in agency cross transactions involving an Account. The Trust may revoke its consent at any time by written notice to the Adviser.

5.             Services Not Exclusive. Nothing in this Agreement shall prevent the Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Adviser will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

6.             Books and Records.

(a)           The Adviser undertakes and agrees to maintain or cause others to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Trust’s investments that are required to be maintained by the Trust pursuant to the 1940 Act with respect to the Adviser’s responsibilities under this Agreement for the Trust, and which are not otherwise maintained by the administrator, fund accounting agent, custodian or other service providers to the Trust.

(b)           In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request.

7.             Custody.  Nothing in this Agreement will require the Adviser to take or receive physical possession of cash, securities, or other investments of the Trust.

8.             Expenses.

(a)           The Trust is responsible for its own operating expenses, including those expenses initially incurred by the Adviser on behalf of the Trust.

(b)           During the term of this Agreement, the Adviser will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries or trustee fees of any officers or trustees of the Trust who are affiliated persons (as defined in the 1940 Act) of the Adviser; provided that the Board of Trustees of the Trust may approve reimbursement to the

Adviser of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Trust operations (including, without limitation, compliance matters), other than the provision of investment advice and administrative services required to be provided hereunder, by all personnel employed by the Adviser who devote substantial time to Trust operations.

9.             Compensation of the Adviser.

(a)           The Trust agrees to pay to the Adviser and the Adviser agrees to accept as full compensation for all services rendered by the Adviser as such, a monthly fee in arrears at an annual rate equal to 1.00% of the Trust’s average daily Managed Assets. “Managed Assets” means the total assets of the Trust, including the assets attributable to the proceeds from financial leverage, including the issuance of senior securities represented by indebtedness (including through borrowing from financial institutions or issuance of debt securities, including notes or commercial paper), the issuance of preferred shares, the effective leverage of certain portfolio transactions such as reverse repurchase agreements, dollar rolls and inverse floating rate securities, or any other form of financial leverage, minus liabilities, other than liabilities related to any financial leverage. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

(b)           For purposes of this Agreement, the total assets of the Trust shall be calculated pursuant to the procedures adopted by resolutions of the Trustees of the Trust for calculating the value of the Trust’s assets or delegating such calculations to third parties.

10.          Indemnity.

(a)           The Trust may, with the prior consent of the Board of Trustees, including a majority of the Trustees of the Trust who are not “interested persons” of the Trust (as defined in Section 2(a)(19) of the 1940 Act) (“Independent Trustees”), indemnify the Adviser against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by the Adviser in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which the Adviser may be or may have been involved as a party or otherwise or with which the Adviser may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of the Adviser having acted in any such capacity, except with respect to any matter as to which the Adviser shall have been adjudicated not to have acted in good faith in the reasonable belief that the Adviser’s action was in the best interest of the Trust and furthermore, in the case of any criminal proceeding, so long as the Adviser had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) the Adviser shall not be indemnified hereunder against any liability to the Trust or the Trust’s shareholders or any expense of the Adviser arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of the Adviser’s position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”), (2) as to any matter disposed of by settlement or a compromise payment by the Adviser, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Trust and that the Adviser appears to have acted in good faith in the reasonable belief that the Adviser’s action was in the best interest of the Trust and did not involve disabling conduct by the Adviser and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by the Adviser as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by the Adviser was authorized by a majority of the full Board of Trustees, including a majority of the Independent Trustees.

(b)           The Trust may, but shall not be required to, make advance payments to the Adviser in connection with the expenses of the Adviser in defending any action with respect to which indemnification might be sought if the Trust receives (i) a written affirmation of the Adviser’s good faith belief that the standard of conduct necessary for indemnification has been met and (ii) a written undertaking to reimburse the Trust whether or not the Adviser shall be deemed to have liability, such reimbursement to be due upon (1) a final decision on the merits by a court or other body before whom the proceeding was brought as to whether or not the Adviser is liable or (2) in the absence of such a decision, upon the request of the Adviser for reimbursement by a majority vote of a quorum consisting of trustees of the Trust who are (A) Independent Trustees and (B) not parties to the proceeding (“Disinterested Non-Party Trustees”). In addition, at least one of the following conditions must be met: (A) the Adviser shall provide security for such Adviser undertaking, (B) the Trust shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum of the Disinterested Non-Party Trustees of the Trust or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Adviser ultimately will be found entitled to indemnification.

11.          Limitation on Liability.

(a)           The Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from disabling conduct on its part in the performance of its duties.

(b)           None of the Trustees, officers, agents or shareholders of the Trust will be personally liable to the Adviser or any other person under this Agreement.

12.          Duration and Termination. This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the Trust as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this

Agreement shall continue in effect with respect to the Trust for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Board of Trustees or the vote of a majority of the outstanding voting securities of the Trust at the time outstanding and entitled to vote, and (b) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time, without the payment of any penalty, upon giving the Adviser 60 days’ notice (which notice may be waived by the Adviser), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the voting securities of the Trust at the time outstanding and entitled to vote, or by the Adviser on 60 days’ written notice (which notice may be waived by the Trust). This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

13.          Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

14.          Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

15.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be per formed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

16.          Use of the Name “Center Coast”.

(a)           The Trust expressly agrees and acknowledges that the name “Center Coast” is the sole property of the Adviser.  The Adviser grants to the Trust a non-exclusive license to use such name as part of the name of the Trust only for so long as this Agreement or any extension, renewal or amendment of this Agreement remains in effect. At such time as this Agreement is no longer in effect, the Trust will cease to use such name or any other name indicating that it is advised by or otherwise connected with the Adviser or any organization that has succeeded to the Adviser’s business, unless otherwise consented to by the Adviser or any successor to its interests in such name.

(b)           The Trust further understands and agrees that so long as the Adviser, any other affiliate or any organization that succeeds to the Adviser’s business as investment adviser shall continue to serve as the Trust’s investment adviser, other registered open- or closed-end investment companies and other types of investment vehicles as may be sponsored or advised by the Adviser and its affiliates shall have the right to adopt and to use the name “Center Coast” in their names and in the names of any series or class of shares of such funds.

17.          Miscellaneous.

(a)           The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)           If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(c)           The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

(d)           Nothing contained in this Agreement will be deemed to require the Trust to take any action contrary to the Trust’s Amended and Restated Agreement and Declaration of Trust or By-laws, as they may be amended and/or restated from time to time, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

(e)           This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

(f)            This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

CENTER COAST MLP & INFRASTRUCTURE FUND

By:
Name:
Title:

CENTER COAST CAPITAL ADVISORS, LP

By:
Name:
Title: